EXHIBIT 10.3
FORM OF
PERFORMANCE STOCK UNIT AGREEMENT
UNDER THE WET SEAL, INC.
AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN
THIS AGREEMENT (the “Agreement”) is made as of the ____ day of April, 2013 (the “Grant Date”), by and between The Wet Seal, Inc. (the “Company”) and ________________________ (the “Participant”).
1.Award. In accordance with The Wet Seal, Inc. Amended and Restated 2005 Stock Incentive Plan (the “Plan”), the Compensation Committee of the Company’s Board of Directors (the “Committee”) has granted to the Participant a target award of _______ performance stock units (“PSUs”), upon the terms and conditions of this Agreement. Each PSU represents a contingent right to receive one share of the Company’s Class A common stock, $0.10 par value per share (a “Share”). Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to them in the Plan.
2.    Earning of PSUs.
2.1    General. Except as otherwise provided in this Agreement, the number of PSUs the Participant may earn under this Agreement will be expressed as a percentage (the “Performance Percentage”), which may range from ___% to ___% of the target award. The Performance Percentage will be determined in accordance with the following table, based upon [performance goal metric] for the [date range] (the “Performance Period”).
PERFORMANCE PERCENTAGE TABLE

[Performance goal metric]	Performance Percentage
%
%
%
%
%
2.2    Determination of [Performance Goal Metric]. The [performance goal metric] determination will be made by the Committee as soon as practicable (but not later than 3 months) following the expiration of the Performance Period. The date of such determination is referred to as the “Determination Date.” The Committee’s determination will be final and binding on the Company, the Participant and any other interested person.
2.3    [Additional definitional or other provisions concerning performance goal metric.]

3.    Time-Based Vesting of Earned PSUs. Except as otherwise provided in this Agreement, (a) the PSUs (if any) earned in accordance with Section 2 shall become vested in three equal annual installments beginning on the first anniversary of the Grant Date, subject to the Participant’s continuous employment or service with the Company or a Subsidiary through the applicable vesting date, and (b) if the Participant’s employment or service terminates before the last vesting date, the Participant will forfeit and have no further right or interest with respect to any PSUs that had not vested prior to the date of such termination. For the purpose of this Agreement, the Participant’s employment or other service will be considered to have terminated if (and only if) the Participant is no longer employed by or providing services to the Company or any of its Subsidiaries, and the Participant has incurred a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986.
4.    Effect of Change in Control.
4.1    Accelerated Vesting of PSUs That Are Not Assumed. If a Change in Control occurs and the Participant is then still employed with the Company or a Subsidiary, then any outstanding earned and unvested PSUs covered by this Agreement will become fully vested immediately prior to the Change in Control (such that the Participant will be able to realize the full value of such PSUs as if they had become vested prior to the Change in Control) if and to the extent such earned and unvested PSUs are not assumed by or converted into economically equivalent awards for or with respect to securities of the acquiring or successor company (or a parent company thereof). For the purposes of this Agreement, if a Change in Control occurs before the end of the Performance Period and if the Participant is then still employed by the Company or a Subsidiary, the Participant will be deemed to have earned the target number of PSUs specified in Section 1 above.
4.2    Continuing Vesting of PSUs That Are Assumed. If, in connection with a Change in Control, any of the Participant’s outstanding earned and unvested PSUs are assumed by or converted into economically equivalent awards for securities of the acquiring or successor company (or a parent company thereof), then, except as otherwise specified in this Agreement, such assumed or converted PSUs will be subject to terms and conditions substantially the same as are set forth in this Agreement. Notwithstanding the foregoing,
(a)    if, at or within one year after the time of a Change in Control, the Participant’s employment or service is terminated in a “Covered Termination” (as defined below), the Participant will thereupon become fully vested in any then outstanding earned and unvested PSUs that were so assumed or converted, and
(b)    if the Participant’s employment or Service terminates in a Covered Termination as a result of an action directed or requested by a person who directly or indirectly undertakes a transaction that constitutes a Change in Control that occurs within one year after such termination, then, for the purposes hereof, the Participant will be deemed to have become fully vested in any outstanding earned and unvested PSUs that were forfeited upon such termination of employment, and, at the time of the Change in Control, the Participant will receive additional compensation in the same form, manner and amount as the Participant would have received with respect to such forfeited PSUs if the Participant’s employment had continued through the date of the Change in Control.
4.3    Definitions.
(a)    “Covered Termination” means a termination of the Participant’s employment or service by the Company (or an acquiring or successor company (or parent thereof) without “Cause” (as defined below) or a termination by the Participant for “Good Reason” (as defined below).
(b)    “Cause” means (i) any act of material willful misconduct or material dishonesty by a Participant in the performance of the duties of the Participant’s employment; (ii) any willful failure, neglect or refusal by the Participant to attempt in good faith to perform the duties of the Participant’s employment or to follow the lawful instructions of the Company (except as a result of physical or mental incapacity or illness) which is not promptly cured after written notice; (iii) the Participant’s commission of any fraud or embezzlement against the Company (whether or not a misdemeanor); (iv) the Participant’s being convicted of (or pleading guilty or nolo contendere to) any felony or misdemeanor involving theft, embezzlement, dishonesty or moral turpitude; and/or (v) the Participant’s failure to materially comply with the material policies of the Company in effect from time to time relating to conflicts of interest, ethics, codes of conduct, insider trading, or discrimination and harassment, or other breach of the Participant’s fiduciary duties to the Company, which failure or breach is materially injurious to the business or reputation of the Company.
(c)    “Good Reason” means the occurrence, without the Participant’s written consent, of: (i) a material diminution in the Participant’s base compensation; or (ii) a material change of at least fifty (50) miles in the geographic location at which the Participant must regularly perform the Participant’s services; or (iii) if the Participant is currently at or, prior to a Change in Control, attains the level of Executive Vice President or higher, a material diminution in the Participant’s job responsibilities, duties or authorities. Notwithstanding the foregoing, in order to constitute a termination for Good Reason, (A) the Company must fail to cure the event or circumstance giving rise to Good Reason within 30 days after receipt from the Participant of written notice of the existence thereof, which notice must be provided to the Board of Directors of the Company or its designee within 90 days after the initial existence of such event or circumstance and must contain sufficient specificity for the Company to respond, and (B) the Participant must terminate employment with the Company and its Subsidiaries within 30 days following the expiration of the Company’s cure period described in (A).
5.    Dividend Equivalents. If the Company pays dividends with respect to its outstanding Shares during the period this Agreement is in effect after the Determination Date, then a dividend equivalent bookkeeping account (the “Dividend Equivalent Account”) will be established in the name of the Participant. The Participant’s Dividend Equivalent Account will be credited with Shares having a value on the date the dividend payment date equal to the dividends the Participant would have received if the Shares covered by any then outstanding PSUs had been owned by the Participant. The amounts credited to the Participant’s Dividend Equivalent Account will become vested if, as and when the corresponding PSUs become vested and will be forfeited if, as and when the corresponding PSUs are forfeited. As applicable, cash will be distributed in lieu of any fractional Shares credited to the Participant’s Dividend Equivalent Account.
6.    Settlement of Vested PSUs; Rights as a Shareholder.
6.1    General. Except as provided below, as soon as practicable (but not more than 30 days) after the date the Participant’s earned PSUs become vested in accordance with the provisions hereof (or, if later, the Determination Date), the Company will issue and deliver to the Participant the Shares covered by such vested PSUs in certificated or electronic form. Such 30-day period may be extended if and to the extent necessary to avoid a distribution of Shares during an insider trading blackout period. Notwithstanding the foregoing, if a Change in Control occurs, any outstanding earned and vested PSUs (taking into account any accelerated vesting pursuant to Section 4 above), will be settled in cash or Shares immediately prior to the Change in Control such that the Participant will be able to participate in and/or realize the full economic benefit of the Change in Control transaction as if the Shares covered by such PSUs were then outstanding. The vested portion of a Participant’s Dividend Equivalent Account will be distributed to the Participant in the same form and at the same time as the corresponding vested PSUs (except that cash will be paid in lieu of fractional Shares).
6.2    Tax Withholding. As a condition of the issuance of Shares or the payment of cash under this Agreement, the Company shall require the Participant to satisfy any applicable tax withholding obligations. Toward that end, the Company and its Subsidiaries may require the Participant to remit an amount sufficient to satisfy such withholding obligations or deduct or withhold such amount from any payments otherwise owed the Participant (whether or not under this Agreement or the Plan). The Participant expressly authorizes the Company to deduct from any compensation or any other payment of any kind due to the Participant, including (if the Company so consents) withholding Shares that would otherwise be issued to the Participant in settlement of vested PSUs and/or Dividend Equivalents, for the amount of any such tax withholding obligations, provided, however, that the value of any Shares withheld may not exceed the statutory minimum withholding amount required by law.
6.3    Rights as a Shareholder. The Participant shall have no voting or other rights of a shareholder with respect to the Shares covered by PSUs unless and until such Shares are issued to the Participant in accordance with the provisions hereof.
7.    Transfer Restrictions. The Participant may not sell, assign, transfer, pledge, hedge, hypothecate, encumber or dispose of in any way (whether by operation of law or otherwise) any of the Participant’s rights under this Agreement, and none of such rights shall be subject to execution, attachment or similar process. Any attempt by the Participant or any other person claiming against, through or under the Participant to cause any of the Participant’s rights under this Agreement to be transferred or assigned in any manner shall be null and void and without effect upon the Company, the Participant or any other person. Notwithstanding the foregoing, if the Participant dies on or after the date that any PSUs have become vested and before the issuance and delivery of Shares to the Participant in settlement of such vested PSUs, such Shares will be issued and delivered to the Participant’s estate or designated beneficiary.

8.    Provisions of the Plan; Effect of Other Agreements. Except as covered herein or provided hereby, this Agreement shall be subject to the provisions of the Plan and to such rules, regulations and interpretations as may be established or made by the Committee acting within the scope of its authority under the Plan. The Participant acknowledges receipt of a copy of the Plan prior to the execution of this Agreement. If the Participant is covered by the Company’s Severance and Change in Control Plan (“Change in Control Plan”) and if any provision of this Agreement is inconsistent with the provisions of the Change in Control Plan, the provisions of the Change in Control Plan shall govern.
9.    No Employment Rights. Nothing contained herein or in the Plan shall confer upon the Participant any right with respect to the continuation of the Participant’s employment or other service with the Company or a Subsidiary or interfere in any way with the right of the Company and its Subsidiaries at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the Participant’s compensation and any other terms and conditions of the Participant’s employment or other service. The Participant acknowledges and agrees that vesting of the PSUs earned under this Agreement is premised on the Participant’s provision of future services with the Company and that, except as otherwise specified in this Agreement, vesting of such PSUs shall not accelerate upon the termination of the Participant’s employment or service.
10.    Compliance with Law. Notwithstanding any of the provisions hereof, the Company will not be obligated to issue or transfer any Shares to the Participant hereunder if the issuance or transfer of such Shares would constitute a violation by the Participant or the Company of any provisions of any applicable law or regulation of any governmental authority.
11.    Committee Determinations Final. The Committee shall have complete discretion in the exercise of its authority, powers, and duties under the Plan and this Agreement. Any determination made by the Committee with respect to this Agreement and the Plan shall be final, conclusive, and binding on all interested persons. The Committee may designate any individual or individuals to perform any of its ministerial functions to be performed hereunder.
12.    Miscellaneous.
12.1    Successors. This Agreement shall be binding upon and inure to the benefit of the Company any of its successors and assigns, as well as the Participant and, if applicable, the Participant’s beneficiaries or estate.
12.2    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be amended, except as provided in the Plan, other than by a written instrument executed by the parties hereto.
12.3    Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California without regard to its conflict of law principles.
12.4    Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE WET SEAL, INC.

By:
Name:
Title:

Participant

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